EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of June 22, 2007 by and between Raymond Talen (“Executive”) and Talen Marine and Fuel, Inc., a Louisiana corporation (the “Company”). This Agreement shall become effective as a valid and binding contract as of the date first above written, provided that the operative provisions hereof shall not become effective until the Closing (as defined in that certain Stock Purchase and Sale Agreement dated as of June 22, 2007, by and among the Company, Allegro Biodiesel Corporation (“Parent”) and certain other parties (the “Stock Purchase Agreement,” and such Closing being hereinafter referred to as the “Effective Date”)). In the event that the Stock Purchase Agreement is terminated or the transactions contemplated by the Stock Purchase Agreement are abandoned, this Agreement shall be null and void ab initio and shall have no force and effect.

Whereas, in connection with the transactions contemplated by the Stock Purchase Agreement, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

Whereas, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I
DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1  “Affiliate” means, with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity which Controls, is Controlled by or is under common Control with such party.

1.2  “Board” means the Board of Directors of the Company.

1.3  “Business” means the business of the Company, which is engaged in the distribution of fuel , lubricant and related materials, including but not limited to, storage and transportation, and wholesale and retail distribution of diesel, bio-diesel and bio-diesel blends, and any other business activity or service in which the Company or any Affiliate of the Company is engaged or making an active effort to develop business at the time of termination of Executive’s employment with the Company or any Affiliate of the Company. Executive agrees that the Company may periodically revise the description of the Business of the Company to reflect changes in the Company’s business. Executive acknowledges and agrees that as consideration for executing this Agreement, Executive agrees to sign addenda to this Agreement which update the description of the Business of the Company as revised by the Company.

1.4  “Cause” means:

(a)  Executive’s willful failure to substantially perform the duties assigned to Executive in accordance with the Agreement or Executive’s breaching in any material respect any provisions of this Agreement or the employee policies and procedures of the Company;

(b)  Executive’s failure to carry out, or comply with, in any material respect any lawful directive of the Board or the appropriate individual to whom Executive reports;

(c)  Executive’s commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(d)  Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Executive’s duties and responsibilities under this Agreement;

(e)  Executive’s violation of the Company’s drug and alcohol free workplace policy;

(f)  Executive’s commission at any time of any act of fraud, embezzlement, material misappropriation, material misconduct, or breach of fiduciary duty against the Company; or

(g)  Executive’s violation in any material respect of any federal, state or local law applicable to the Company or any Affiliate of the Company.

1.5  “Confidentiality Agreement” means the Company’s form of Proprietary Information and Invention Assignment Agreement to be executed by Executive contemporaneously with the execution of this Agreement and that is attached hereto as Annex A.

1.6  “Control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating assets entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as individuals, limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (B) the power to direct the management and policies of the non-corporate entity.

1.7  “Covered Entity” means every Affiliate of Executive, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Executive has invested (whether through debt or equity securities), or has contributed any capital or made any advances to, or in which any Affiliate of Executive has an ownership interest or profit sharing percentage, or a firm from which Executive or any Affiliate of Executive receives or is entitled to receive income, compensation or consulting fees in which Executive or any Affiliate of Executive has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement); provided, however, that only entities whose management decisions are influenced by Executive shall be considered Covered Entities for purposes of this Agreement. The agreements of Executive contained herein specifically apply to each entity which is presently a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement, and in both cases is a Covered Entity at the time of a violation of Article V of this Agreement. Notwithstanding anything contained in the foregoing provisions to the contrary, the term “Covered Entity” shall not include the Company or any Affiliate of the Company.

1.8  “Disability” means a determination that Executive is unable or unwilling to substantially perform the material duties and responsibilities contemplated by this Agreement as a result of a disability within the meaning of the Company’s disability insurance plan, which inability continues for a period exceeding ninety (90) consecutive days or shorter periods exceeding ninety (90) days in the aggregate during any twelve (12) month period.

1.1  “Involuntary Termination Without Cause” means either Executive’s dismissal or discharge by the Company for any reason other than for Cause or Executive’s resignation within 12 months after a Sale of the Company as a result of a material diminution in Executive’s duties or responsibilities. The termination of Executive’s employment as a result of Executive’s death or Disability shall not be deemed to be an Involuntary Termination Without Cause.

1.2  “Restricted Area” means each and every state, county, parish, city or other political subdivision or geographic location in the United States or in any other territory or jurisdiction outside the United States, in which the Company or any Affiliate of the Company is engaged in or conducts the Business. The Restricted Area includes the geographic territory specifically set forth in Annex C of this Agreement. Executive agrees that the Company may periodically revise the Restricted Area to reflect any changes in the geographic territory in which the Company is conducting Business. Executive acknowledges and agrees that as consideration for this Agreement, Executive agrees to sign addenda to this Agreement which update the Restricted Area to reflect the geographic territory in which the Company conducts its Business as revised by the Company.

1.3  “Restricted Period” means the period commencing on the Effective Date and continuing until the second anniversary of Executive’s termination (whether voluntary or not) of employment with the Company and all Affiliates of the Company.

1.4  “Sale of the Company” means the consummation of any of the following: (i) the closing of a business combination (e.g., merger) of the Company with any other corporation or other type of business entity, which results in the voting securities of the Company outstanding immediately prior thereto not continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; or (ii) the sale or other transfer or disposition by the Company of all or substantially all of the Company’s assets by value; or (iii) an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities.

1.5  “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury Regulations and other interpretive guidance issued thereunder.

1.6  “Stock Plan” means Parent’s 2006 Incentive Compensation Plan, as may be amended from time to time.

1.7  “Term” means the period commencing on the Effective Date and terminating on the second (2nd) anniversary thereof, subject to earlier termination pursuant to the provisions of Article IV hereof.

ARTICLE II
EMPLOYMENT BY THE COMPANY

2.1  Position and Duties.  During the Term, the Company hereby agrees initially to employ Executive in the position of Senior Advisor and Executive hereby agrees to provide services for the Company, on such terms and conditions as provided in this Agreement. Executive shall perform such duties as are customarily associated with the position of Senior Advisor and such other duties as are commensurate with Executive’s position and are assigned to Executive by the Company. Executive understands and agrees that the Company may change Executive’s position and/or duties from time to time in its sole discretion (provided, however, that any change in Executive’s position or duties that requires the Executive to relocate to any location that represents a material change in the geographical location where Executive must perform services (within the meaning of Section 409A) and is more than 30 miles from each of Lafayette LA, Baton Rouge LA and New Orleans LA to which the Executive does not consent shall constitute an Involuntary Termination Without Cause). While Executive is employed by the Company during the Term, Executive shall devote Executive’s efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company. Except with the prior written consent of the Company, Executive shall not during the Term undertake or engage in any other employment, occupation or business enterprise, other than ones which do not detract from Executive’s business time and attention devoted to the Company (if Executive is employed by the Company at such time) or in which Executive is a passive investor and are not in violation of the provisions in Article V. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

2.2  Employment Policies. The employment relationship between the parties shall also be governed by the employment policies of the Company, including but not limited to, those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s employment policies, this Agreement shall control.

ARTICLE III
COMPENSATION

3.1  Base Salary. During the Term, Executive shall receive for services to be rendered hereunder an annual base salary of $250,000 (as may be increased from time to time, the “Salary”), pro-rated for less than full time employment and payable on the regular payroll dates of the Company as may be in effect from time to time.

3.2  Stock Option. The Company shall grant to Executive under the Stock Plan an option to purchase 500,000 shares of common stock of Allegro Biodiesel Corporation (the “Stock Option”). The Stock Option shall have an exercise price equal to the per share price at which Allegro Biodiesel Corporation raises equity financing in connection with its acquisition of the Company. The Stock Option shall vest as to one-sixth (1/6th) of the shares subject thereto on each of January 1, 2008 and January 1, 2009, subject to Executives continued employment with the Company or an Affiliate of the Company hereunder. The Stock Option shall further vest as to one-third (1/3rd) of the shares subject thereto on each of January 1, 2008 and January 1, 2009, subject to Executive’s continued employment with the Company or an Affiliate of the Company hereunder and the Company’s achievement of the performance criteria set forth in Annex B. The Stock Option shall become exercisable as it vests and remain exercisable until the date that is two and one-half months after the last day of the calendar year in which the relevant Stock Option vests (that is, March 15, 2009 and March 15, 2010, respectively, in the case vesting were to occur on January 1, 2008 and January 1, 2009). The parties acknowledge and agree that they each intend the vesting and exercise provisions of the Stock Option to be made in a manner compliant with the provisions of Section 409A of the Internal Revenue Code.

3.3  Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to similarly situated employees generally. Such benefits shall include, without limitation, (i) a car allowance of $750 per month or provision of a mutually-agreed vehicle, (ii) maintenance and upkeep (including repairs) on Executive’s vehicle (other than power train) and (iii) provision of or reimbursement for fuel used in Executive’s vehicle in connection with the Company’s business.

ARTICLE IV
TERMINATION

4.1  Termination for Cause; Resignation. In the event that the Company terminates Executive’s employment for Cause or Executive resigns for any reason other than in an Involuntary Termination without Cause, the Company shall have no obligation to Executive except for payment of any Salary, vacation and expense reimbursement accrued and unpaid through the effective date of termination and except as otherwise required by law (collectively, the “Accrued Obligations”). Termination of Executive’s employment for Cause shall be communicated by delivery to Executive of a written notice from the Company stating that Executive’s employment will be terminated for Cause, specifying the particulars thereof and the effective date of such termination. The date of a resignation by Executive shall be the date specified in a written notice of resignation from Executive to the Company, provided that Executive shall provide at least sixty (60) days’ advance written notice of his resignation. In the event Executive resigns his employment pursuant to this Section 4.1, the Company may, at its sole discretion, relieve Executive of some or all of his duties prior to the effective date of the resignation. Company shall pay Executive the Accrued Obligations through the effective date of the resignation, but shall thereafter have no further obligation to Executive.

4.2  Involuntary Termination Without Cause. In the event that, prior to the expiration of the Term, Executive’s employment terminates due to an Involuntary Termination Without Cause, (a) Executive shall receive payment of his Accrued Obligations, and (b) subject to Executive’s delivery and nonrevocation of an executed, effective general release of employment-related claims against the Company and the Affiliates of the Company, Executive shall be entitled to (i) severance consisting of a lump sum cash payment equal to six (6) months of Executive’s Salary and (ii) 100% of Executive’s outstanding options to purchase common stock of Allegro Biodiesel Corporation shall become vested and exercisable. Except as provided in this Section 4.2 or as otherwise required by applicable law, Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement, including, without limitation, any employee benefit plans, after an Involuntary Termination Without Cause with respect to the year of such termination and later years. The date of Executive’s Involuntary Termination Without Cause shall be the date specified in a written notice of termination to Executive.

4.3  Termination Due to Disability. In the event of Executive’s Disability, the Company shall be entitled to terminate his employment upon written notice by the Company to Executive. In the case that the Company terminates Executive’s employment due to Disability, the Company shall have no further obligations to Executive, except for payment of the Accrued Obligations through the date of termination and the vesting of all Stock Options as described in Section 3.4 of this Agreement on a pro rata basis based on the length of employment at the time of termination of Executive’s employment due to Disability.

4.4  Termination Upon Death. This Agreement shall immediately terminate without action or notice by either party upon the death of Executive and without further obligation by the Company, except for payment of the Accrued Obligations through the effective date of termination and the vesting of all Stock Options as described in Section 3.4 of this Agreement on a pro rata basis based on the length of employment at the time of termination of Executive’s employment due to death.

ARTICLE V
COVENANTS OF EXECUTIVE

5.1  Confidentiality Agreement. Executive hereby acknowledges that he has executed and delivered to the Company, contemporaneously with the execution and delivery of this Agreement, the Confidentiality Agreement. Executive hereby acknowledges and understands that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company as set forth in the Confidentiality Agreement.

5.2  Non-Solicitation. During the Restricted Period, Executive shall not, either directly or indirectly, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, independent contractor, partner, joint venturer, owner, financier, shareholder, or otherwise on behalf of any other person, firm, corporation or entity, offer employment to, solicit, or attempt to solicit away from the Company or any of its Affiliates any of their officers or employees or offer employment to any person who, during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company or any of its Affiliates.

5.3  Non-Competition. Executive agrees that at all times during the Restricted Period, Executive shall not, directly or indirectly, whether personally or through agents, associates, or co-workers, whether individually or in connection with any corporation, partnership, or other business entity, and whether as an employee, member, owner, partner, financier, joint venturer, shareholder, officer, manager, agent, independent contractor, consultant, or otherwise, establish, carry on, or engage in a Business similar to or the same as that of the Company or any of its Affiliates, in the Restricted Area. This prohibition includes, without limitation, that Executive will not perform the following in the Restricted Area:

(a) Solicit or take any action intended to solicit, or provide, directly or indirectly, services similar to or the same as the Business, to any persons or entities who are or were customers of the Company or any of its Affiliates at any time prior to Executive’s separation from employment;

(b) Establish, own, become employed with, consult on business matters with, or participate in any way in a business or enterprise providing services similar to or the same as the Business; and

(c) Provide consulting services for, invest in, become employed by, or otherwise become associated from a business perspective with competitors of the Company or any of its Affiliates in the pursuit of work similar to or the same as the Business.

This prohibition does not preclude Executive from engaging in a business or enterprise solely within an area or areas not contained in the Restricted Area, so long as that business or enterprise does not provide, in the Restricted Area, services similar to or the same as the Business.

5.4  Enforcement; Remedies. Executive hereby agrees and acknowledges that the Company has a valid and legitimate business interest in protecting the Business in the Restricted Area from any activity prohibited by Article V hereof. Executive acknowledges that Executive’s position and expertise in the Business is of a special and unique character which gives this expertise a particular value, and that a breach of the covenants in Article V hereof by Executive will cause serious and irreparable harm to the Company. Executive therefore acknowledges that a breach of any or all of the covenants in Article V hereof by Executive cannot be adequately compensated in an action for damages at law, and, in addition to any other legal remedy it may be entitled to, equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Executive acknowledges that the Company is entitled, in addition to any other legal remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement without any requirement to prove actual damages or post a bond and without the necessity of proving irreparable injury. Executive acknowledges that no specification in this Agreement of a particular legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive.

ARTICLE VI
GENERAL PROVISIONS

6.1  Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) business days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given by facsimile or telecopy, upon confirmation of transmission by facsimile or telecopy, in each case to the parties at the following addresses:

To the Company:	Talen Marine & Fuel, Inc. 225 Pleasant Street Lake Arthur, LA 70549 Facsimile: (337) 774-3503 Attention: Bryan Caillier

with a copy to:	Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Facsimile: (650) 463-2600 Attention: Joseph M. Yaffe, Esq.

To Executive:	Raymond Talen 1216 Pom Roy Road Lake Arthur, LA 70549

6.2  Severability. If a court of competent jurisdiction or arbitrator(s) finds any covenant or provision of the Agreement to be invalid or unenforceable as to any person, circumstance, scope or geographic area, such finding shall not render that covenant or provision invalid or unenforceable as to any other persons, circumstances, scope or geographic area. If feasible, any such offending covenant or provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending covenant or provision cannot be so modified, it shall be stricken and all other covenants and provisions of this Agreement in all other respects shall remain valid and enforceable.

6.3  Modifications; Waivers. Waivers or modifications of this Agreement, or of any covenant, provision, condition, or limitation contained herein, are valid only if in writing duly executed by the parties hereto. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4  Entire Agreement.

(a)  This Agreement (including any attachments and exhibits hereto) contains the parties’ sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements, understandings, statements and representations of the parties, including, but not limited to, any employment agreement or other agreement regarding Executive’s compensation or terms of employment entered into prior to the Effective Date.

(b)  The parties acknowledge and agree that, except for those representations specifically referenced herein, no party has made any representations (i) concerning the subject matter hereof or (ii) inducing the other party to execute and deliver this Agreement. The parties have relied on their own judgment in entering into this Agreement.

6.5  Counterparts. This Agreement may be executed in one or more separate counterparts, including electronically transmitted counterparts, any one of which need not contain signatures of more than one party, but all of which shall be deemed an original and taken together will constitute one and the same Agreement.

6.6  Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

6.7  Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights or other interest herein (except in connection with any assignment of rights to receive consideration hereunder by or to Executive’s estate made upon the death of Executive) to any party without the prior written consent of the Company, and any such purported assignment shall be null and void. Notwithstanding the foregoing, the Company may, without obtaining the consent of Executive, assign any or all of its rights and obligations under this Agreement to any of its Affiliates; provided, however, that any such assignment shall not expand the obligations or restrictions of Executive.

6.8  Survival of Rights and Obligations. The rights and obligations of the parties as stated herein shall survive the termination of this Agreement. This specifically includes, but is not limited to, the covenants and provisions set forth in Article V of this Agreement regarding Confidentiality, Non-Competition, Non-Solicitation and all related provisions.

6.9  Joint Preparation. All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

6.10  Third-Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization, corporation or entity not a party hereto, and no such other person, firm, organization, corporation or entity shall have any right or cause of action hereunder.

6.11  Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

6.12  Attorneys’ Fees. If either party hereto brings any action to enforce rights hereunder, fees shall be recoverable by the prevailing party.

6.13  Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Louisiana without regard to the conflicts of law provisions thereof.

6.14  Internal Revenue Code Section 409A.

(a)  Notwithstanding any provision to the contrary in the Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 6.14 shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(b)  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with Section 409A, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines in its sole discretion are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

(Signature page follows)

IN WITNESS WHEREOF,  the parties have executed this Employment Agreement on the day and year first above written.

TALEN MARINE AND FUEL, INC.

By:	/s/ J. Bryan Caillier
Name:	J. Bryan Caillier
Title:	Chief Financial Officer

EXECUTIVE /s/ Raymond Talen Raymond Talen

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

ANNEX A

[PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT]

ANNEX B

Performance Criteria

For the each vesting date, the performance criteria shall be considered satisfied upon the attainment by the Company of financial performance metrics as of the fiscal year end immediately preceding such vesting date which are no less favorable than the financial performance metrics for the Company for fiscal year 2006, as determined by the Board of Directors, in its sole discretion.

ANNEX C

TO BE UPDATED PRIOR TO CLOSING

The Restricted Area includes the following geographical territory:

Louisiana

The following counties and parishes within Louisiana:

Jefferson Davis
Cameron
Vermilion
Calcasieu
Terrebonne
Lafourche Parish
Iberville Parish
Plaquemine Parish
West Baton Rouge Parish

Texas

The following counties within Texas:

Jefferson County
Galveston County